                                                                    EXHIBIT 99.1

Sofamor Danek Group [letterhead]                                    NEWS RELEASE


                             Contact:  James J. Gallogly
                                       President and Chief Operating Officer
                                       Laurence Y. Fairey
                                       Executive Vice President
                                       (901) 396-2695

                SOFAMOR DANEK GROUP ANNOUNCES ONE-TIME CHARGE
              RELATING TO COSTS OF PRODUCT LIABILITY LITIGATION

Memphis, Tennessee (January 6, 1997) - Sofamor Danek Group, Inc. (NYSE:SDG) today announced that its upcoming 1996 financial results will include a pre-tax charge of approximately $50 million relating to costs associated with the product liability lawsuits in which the Company is a defendant.

        "We have taken this charge in order to recognize the reasonably anticipated costs associated with these product liability cases, which we believe are without merit and unfounded," stated Ron Pickard, chairman of Sofamor Danek Group, Inc. "The establishment of this reserve symbolizes our commitment to demonstrate that our products are beneficial to patients and that the lawsuits are baseless."

        "Today's announcement addresses reasonably foreseeable costs that we are now better positioned to estimate as the litigation has progressed and as changes have occurred in facts and circumstances relating to the litigation in the fourth quarter," commented James J. Gallogly, president and chief operating officer. "We believe that this charge will allow our future financial results to reflect clearly the financial health of our business. Despite the potential distraction of this litigation, the Company's operating management has remained focused on the development of innovative products and meeting the needs of our customers."

        As previously reported, Sofamor Danek Group is a defendant in approximately 2,800 individual product liability lawsuits. Early efforts by the plaintiffs to seek certification of class actions were denied. The majority of individual claims were filed thereafter. The suits assert numerous theories of liability arising out of instrumented fusion surgeries in which the surgeon elected to fasten the instrumentation to the spine using a bone screw in one or more posterior pedicles of the spine. Many other manufacturers of internal fixation devices have been sued by patients who have undergone spinal fusion surgery in which screws which they manufactured have been utilized. The Company has been joined as an alleged co-conspirator along with the majority of other manufacturers in approximately 2,850 such lawsuits.

        The Company has national coordinating counsel and over 40 regional counsel defending against the claims. Discovery has been ongoing in certain of the cases filed first, and hundreds of

                                    -MORE-

SDG Announces One-Time Charge
January 6, 1997
Page 2

thousands of documents have been produced and over 1,000 depositions have been taken. In addition, both the Company and the plaintiffs have exchanged numerous expert reports.

        The Company believes that it has defenses to these lawsuits, including defenses based upon the failure of a cause of action to exist where no malfunction of the implant has occurred or the plaintiff has suffered no injury attributable to the Company's product, the expiration of the applicable statute of limitations and the learned intermediary defense. The Company has and will continue to assert the defenses primarily through the filing of dispositive motions.

        While it is difficult to predict accurately the outcome of litigation, the amount of the charge taken in the fourth quarter represents the Company's best judgement of the probable reasonable costs (in excess of available insurance) to defend and conclude the lawsuits based on the facts and circumstances currently existing. The costs provided for include, but are not limited to, legal fees paid or anticipated to be paid and other costs related to the Company's defense and conclusion of these matters.

        The actual cost to the Company could differ from this estimate and will be dependent upon a number of factors that will not be known for some time, including, among other things, the resolution of defense motions and the extent of further discovery. Although an adverse resolution of the lawsuits could have a material effect on the Company's results of operations in future periods, the Company does not believe that these matters will in the future have a material adverse effect on its consolidated financial position. The Company, however, is unable to predict the ultimate outcome or the potential financial impact of this litigation.

        The foregoing discussion (including, in particular, statements made in the second, third, seventh and eight paragraphs of this press release) contains forward-looking statements relating to the ongoing lawsuits. Such forward-looking statements involve risks and uncertainties principally regarding the resolution of the Company's defense motions, the conclusion of individual lawsuits, the actual costs to defend the cases and other uncertainties detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 1995, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996) filed with the Securities and Exchange Commission. In connection with this announcement, the Company intends to file a Form 8-K describing in more detail certain of the matters addressed in this press release.

        Sofamor Danek Group, Inc. is primarily involved in developing, manufacturing and marketing spinal devices used in the surgical treatment of spinal disorders. The Company's stock is traded on the New York Stock Exchange
(NYSE) under the symbol SDG.

                                     ###